As filed with the Securities and Exchange Commission on May 7, 2015

Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

THE PRICELINE GROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1528493
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

__________________________

800 Connecticut Avenue
Norwalk, Connecticut 06854
(Address of Principal Executive Offices) (Zip Code)
__________________________

Rocket Travel, Inc. 2012 Stock Incentive Plan, as amended
(Full Title of the Plan)
__________________________

Peter J. Millones, Esq. The Priceline Group Inc. Executive Vice President, General Counsel and Corporate Secretary 800 Connecticut Avenue Norwalk, Connecticut 06854
(Name and Address of Agent for Service)

(203) 299-8000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.008 per share	1,457(2)	$230.37(3)	$335,649.09(3)	$40.00
Common Stock, par value $0.008 per share	3,005(4)	$1,270.99(5)	$3,819,309.93(5)	$444.00
Total	4,462	N/A	$4,154,959.02	$484.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional Common Shares, par value $0.0008 per share (the "Common Stock"), as may become issuable pursuant to the anti-dilution provisions of the Rocket Travel, Inc. 2012 Stock Incentive Plan, as amended.

(2)
Represents 1,457 shares of Common Stock issuable pursuant to outstanding stock options under the Rocket Travel, Inc. 2012 Stock Incentive Plan, as amended, assumed pursuant to the merger of Starship Acquisition Corp. with and into Rocket Travel, Inc. For more details, please see the explanatory note following this page.

(3)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of the outstanding stock options under the Rocket Travel, Inc. 2012 Stock Incentive Plan, as amended, assumed pursuant to the merger of Starship Acquisition Corp. with and into Rocket Travel, Inc. For more details, please see the explanatory note on the following page.

(4)
Represents 3,005 shares of Common Stock reserved for issuance under the Rocket Travel, Inc. 2012 Stock Incentive Plan, as amended, but not currently subject to any outstanding awards. For more details, please see the explanatory note following this page.

(5)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Stock Market on May 4, 2015.

EXPLANATORY NOTE
The Priceline Group Inc. ("The Priceline Group" or the "Registrant") hereby files this Registration Statement on Form S-8 to register 4,462 shares of its Common Stock issuable in connection with the Rocket Travel, Inc. 2012 Stock Incentive Plan, as amended (the "Plan").
Pursuant to the Agreement and Plan of Merger, dated as of February 20, 2015 (the "Merger Agreement"), by and among The Priceline Group, Starship Acquisition Corp. ("Starship"), Rocket Travel, Inc. ("Rocket Travel"), Fortis Advisors LLC (as representative of the Rocket Travel stockholders) and Jay Hoffmann (as representative of the earnout participants), Starship, a wholly-owned subsidiary of The Priceline Group, merged with and into Rocket Travel on February 27, 2015 (the "Effective Time"). In accordance with the Merger Agreement, at the Effective Time, The Priceline Group assumed certain outstanding options to purchase shares of Rocket Travel common stock granted under the Plan (the "Assumed Options"). As a result of this assumption, at the Effective Time, the Assumed Options were converted into options to purchase shares of The Priceline Group Common Stock. The Priceline Group may also issue future equity or equity-based awards under the Plan to employees who (a) were employees of Rocket Travel prior to the Effective Time or (b) were hired by The Priceline Group or any of its subsidiaries (including Rocket Travel) after the Effective Time.
PART I
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2014 (Commission File No. 001-36691), filed with the Commission on February 19, 2015;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

(c)
The description of the Registrant's Common Stock contained in the registration statement on Form 8-A filed on March 18, 1999 (and any amendment or report filed for the purpose of updating such description) under Section 12(g) of the Exchange Act.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Peter J. Millones, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant. As of the date of this Registration Statement, Mr. Millones beneficially owned 3,803 shares of the Registrant's Common Stock. Mr. Millones will not be eligible to receive Common Stock pursuant to the Plan.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.
Article Seventh of the Registrant's Restated Certificate of Incorporation provides that:
(1)    the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law, provided that any proceeding initiated by any director or officer (other than a proceeding to enforce rights to indemnification) must be authorized or consented to by its Board of Directors;
(2)    the Registrant may, to the extent authorized from time to time by its Board of Directors, indemnify its other employees and agents to the extent that it indemnifies its officers and directors;
(3)    the right to indemnification in Article Seventh includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and
(4)    the rights conferred in Article Seventh are not exclusive of any other right any person may have or acquire under the Restated Certificate of Incorporation, the Amended and Restated By-Laws of the Registrant, any statute, agreement, vote of stockholders of the Registrant or disinterested directors of the Registrant or otherwise.
Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant has obtained officers' and directors' liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of the Registrant.
In addition, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Article Fifth of the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the DGCL.
The Registrant has also entered into indemnification agreements with certain officers of the Registrant and its subsidiaries, indemnifying each such person against losses, liabilities and expenses arising out of any claims made against such person by reason of his or her being a director or officer of the Registrant. Among other exclusions, the Registrant shall not indemnify any person with respect to claims involving breach of duty of loyalty; willful or intentional misconduct, gross negligence or a knowing and willful violation of law; unlawful payment of a dividend or distribution or unlawful stock or equity purchase or redemption; or any receipt of an improper personal benefit.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Exhibit Number        Exhibit Description

4.1(a)	Restated Certificate of Incorporation of the Registrant

4.2(b)	Amended and Restated By-Laws of the Registrant

4.3(c)	Rocket Travel, Inc. 2012 Stock Incentive Plan

4.4(c)	First Amendment to Rocket Travel, Inc. 2012 Stock Incentive Plan

5.1	Opinion of Peter J. Millones Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Peter J. Millones, Esq. (contained in the opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the Signature Page hereto)

(a)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K (Commission File No. 000-25581) filed on July 18, 2014 and incorporated herein by reference.

(b)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K (Commission File No. 001-36691) filed on March 19, 2015 and incorporated herein by reference.

(c)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 001-36691) filed on May 7, 2015 and incorporated herein by reference.
Item 9.     Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on May 7, 2015.

THE PRICELINE GROUP INC.

By:	/s/ Darren Huston
Darren Huston
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter J. Millones and Daniel J. Finnegan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy M. Armstrong	Director	May 7, 2015
Timothy M. Armstrong

/s/ Howard W. Barker, Jr.	Director	May 7, 2015
Howard W. Barker, Jr.

/s/ Jeffery H. Boyd	Director, Chairman of the Board	May 7, 2015
Jeffery H. Boyd

/s/ Jan L. Docter	Director	May 7, 2015
Jan L. Docter

/s/ Jeffrey E. Epstein	Director	May 7, 2015
Jeffrey E. Epstein

/s/ James M. Guyette	Director	May 7, 2015
James M. Guyette

/s/ Darren Huston	President and Chief Executive Officer (Principal Executive Officer), Director	May 7, 2015
Darren Huston

/s/ Nancy B. Peretsman	Director	May 7, 2015
Nancy B. Peretsman

/s/ Thomas E. Rothman	Director	May 7, 2015
Thomas E. Rothman

/s/ Craig W. Rydin	Director	May 7, 2015
Craig W. Rydin

/s/ Daniel J. Finnegan	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2015
Daniel J. Finnegan

Director
Charles H. Noski

Exhibit Index
Exhibit Number        Exhibit Description

4.1(a)	Restated Certificate of Incorporation of the Registrant

4.2(b)	Amended and Restated By-Laws of the Registrant

4.3(c)	Rocket Travel, Inc. 2012 Stock Incentive Plan

4.4(c)	First Amendment to Rocket Travel, Inc. 2012 Stock Incentive Plan

5.1	Opinion of Peter J. Millones Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Peter J. Millones, Esq. (contained in the opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the Signature Page hereto)

(a)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K (Commission File No. 000-25581) filed on July 18, 2014 and incorporated herein by reference.

(b)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K (Commission File No. 001-36691) filed on March 19, 2015 and incorporated herein by reference.

(c)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 001-36691) filed on May 7, 2015 and incorporated herein by reference.